Exhibit 8.1

Proskauer Rose LLP Eleven Times Square, New York, New York 10036-8299

June 14, 2018

CVR Energy, Inc.
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479

Ladies and Gentlemen:

        We are acting as counsel to CVR Energy, Inc. ("CVR Energy") in connection with the preparation and filing under the Securities Act of 1933, as amended (the "Securities Act"), of a Registration on Form S-4 (File No. 333-225246) (as amended, the "Registration Statement") in connection with the exchange of up to 37,154,236 common units of CVR Refining, LP for shares of CVR Energy common stock at an exchange ratio of one common unit for 0.6335 shares of CVR Energy common stock. This opinion is filed as an exhibit to the Registration Statement. We hereby confirm to you that the discussion set forth under the heading "The Offer—Certain U.S. Federal Income Tax Considerations" in the prospectus contained in the Registration Statement is our opinion, subject to the qualifications and limitations set forth therein.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Respectfully yours,

/s/ Proskauer Rose LLP

Beijing -- Boca Raton -- Boston -- Chicago -- Hong Kong -- London -- Los Angeles -- New Orleans -- New York -- Newark -- Paris -- São Paulo -- Washington, D.C.